UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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P.A.M. TRANSPORTATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.A.M. TRANSPORTATION SERVICES, INC.
297 West Henri De Tonti Boulevard
Tontitown, Arkansas 72770
(479) 361-9111
www.pamtransport.com
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 26, 2011
_______________

To our Stockholders:

The 2011 annual meeting of stockholders of P.A.M. Transportation Services, Inc. (“PTSI” or the “Company”), a Delaware corporation, will be held at the principal executive offices located at 297 West Henri De Tonti Boulevard, Tontitown, Arkansas 72770, on Thursday, May 26, 2011, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following proposals:

1.
To elect eight directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified (the Board of Directors recommends a vote “FOR” the nominees named in the attached proxy statement proposal);

2.	To vote on a non-binding advisory proposal on the compensation of the named executive officers as disclosed in the proxy statement (the Board of Directors recommends a vote “FOR” this proposal);

3.	To vote on a non-binding advisory proposal on the frequency of the advisory vote on executive compensation (the Board of Directors recommends a vote for a frequency of every 3 years);

4.	To ratify the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm for the next fiscal year (the Board of Directors recommends a vote “FOR” this proposal); and

5.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All stockholders of record as of the close of business on April 7, 2011, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Daniel H. Cushman
President and Chief Executive Officer

April 20, 2011

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

P.A.M. Transportation Services, Inc.
_______________

Proxy Statement

For the Annual Meeting of Stockholders
To Be Held on May 26, 2011
_______________

P.A.M. Transportation Services, Inc.
_______________

Annual Meeting of Stockholders
May 26, 2011

PROXY STATEMENT

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of P.A.M. Transportation Services, Inc. (“PTSI” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held at the principal executive offices located at 297 West Henri De Tonti Boulevard, Tontitown, Arkansas 72770, on Thursday, May 26, 2011, at 9:00 a.m. local time, and at any or all adjournments or postponements of the meeting. The telephone number for our principal executive office is (479) 361-9111. This proxy statement and form of proxy are being mailed to stockholders on or about April 20, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 26, 2011

Our combined Proxy Statement and 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.envisionreports.com/PTSI.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the Annual Meeting, including the election of directors, the say on pay provision, say on pay frequency provision and ratification of appointment of our independent public accounting firm, and consideration of such other business as may properly come before the Annual Meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 7, 2011, are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.  Stockholders who are “street name” holders will need to bring a copy of a brokerage statement reflecting their ownership as of the record date in order to attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors (the “Board”) the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 9,129,577 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or follow the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board, as set out below.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under a recent amendment to the New York Stock Exchange (NYSE) rules, brokers no longer have the discretion to vote on the election of directors because director elections, even if uncontested, are no longer considered a routine matter.  Even though the Company’s stock is listed on the NASDAQ Stock Market, it is expected that brokers who are members of the NYSE will follow the NYSE rules governing proxy voting with respect to all proxies for all publicly traded companies. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted on July 21, 2010, directs national securities exchanges to prohibit broker discretionary voting of uninstructed shares for certain matters, including shareholder votes on executive compensation. The NYSE and NASDAQ have amended or are in the process of amending their rules accordingly. Thus, if you do not give your broker or nominee specific instructions, including with respect to the election of directors, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

If, as of the record date, you are a stockholder of record and you attend the meeting, you may vote in person at the meeting.  The authorized capital stock of PTSI consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on April 7, 2011, there were 9,129,577 shares eligible to vote.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with each proposal in this proxy statement. In summary, the Board recommends a vote:

•	“FOR” the election of the nominated slate of directors (see pages 7–27).

•	“FOR” a stockholder non-binding advisory vote on the Company’s executive compensation as disclosed in this proxy statement (see pages 28−29).

•	“FOR” the option of every 3 years as the preferred frequency of the non-binding advisory vote on the Company’s executive compensation (see page 30).

•	“FOR” the ratification of the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm (see pages 31−34).

What vote is required to approve each proposal?

•
Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors.  Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes.

•
Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters that may come before the meeting, other than the Proposals described in this Proxy. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be paid by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailings or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

How many Directors are there?

Our Amended and Restated By-Laws (the “Bylaws”) provide that the number of directors shall not be less than three (3) nor more than fifteen (15) members, with the precise number to be fixed by resolution of the stockholders or the Board of Directors. Currently, we have nine (9) directors, however one of our directors has decided not to stand for re-election in the upcoming election and the Board has decided not to take any action to nominate any other person to serve as director at this time.

How long do Directors serve?

Our Bylaws provide that each Director shall hold office until the Annual Meeting of stockholders held next after his election and until his successor has been duly elected and has qualified, or until his resignation, removal from office, or death. The stockholders of the Company elect successors for Directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the stockholders elect the executive officers?

No. Executive Officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Our Board of Directors encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to promptly submit your proxy.

____________________________________________________

PROPOSAL ONE

____________________________________________________

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors, however one of our directors has decided not to stand for re-election and therefore his term will expire on the date of the annual meeting. Currently, the Board has decided not to take any action to nominate any other person to fill this anticipated vacancy. Members of our Board are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Our Board of Directors has nominated for re-election all of the current members of our Board who wish to stand for re-election. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Frederick P. Calderone	Director Since 1998

Frederick P. Calderone, age 60, has served as a Vice President of CenTra, Inc. for the past 20 years. CenTra is a transportation holding company headquartered in Warren, Michigan. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte & Touche LLP). Mr. Calderone is a certified public accountant and an attorney. He has served as a director of PTSI since May 1998. He has extensive experience in finance and accounting. Because he has served as director of PTSI for over ten years, he has an enhanced knowledge of PTSI’s corporate governance, personnel matters and growth strategy. These experiences qualify him for service on the Board.

Frank L. Conner	Director Since 2002

Frank L. Conner, age 61, retired in June 2010 from FedEx Freight East (formerly American Freightways, Inc.) where he had served as Executive Vice President of Finance and Accounting and Chief Financial Officer since February 2001. Mr. Conner previously served as a Director of American Freightways from 1989 to February 2001 and held various positions with American Freightways, including serving as Executive Vice President-Finance and Accounting and Chief Financial Officer from November 1995 to February 2001. He previously served 13 years with McKesson Service Merchandise in various positions including General Manager and Chief Financial Officer. He served seven years in public accounting with Peat, Marwick & Mitchell prior to joining McKesson. He has served as a director of PTSI since July 2002. Mr. Conner has also served as a member of the Board of Directors of First Federal Bancshares of Arkansas, Inc. since September 2003. He has extensive experience in finance and accounting. He has served in senior financial management positions for both privately and publicly held companies for over 25 years. Prior to that his experiences included performing financial audits of banking and non-banking publicly held companies. He has extensive experience dealing with investors, financial institutions, suppliers, government agencies, employees and the general public. He has served on the Board of Directors of three publicly held companies and as a member of several committees of those Boards, including the Audit and Compensation committees. He currently serves on our Audit Committee and Compensation and Stock Option Committee. His experience and education including his degree in accounting and certification as a professional accountant qualifies him to serve as a member of the Board and member of the Audit Committee of PTSI.

Daniel H. Cushman	Director Since 2009

Daniel H. Cushman, age 56, has served as President and Chief Executive Officer since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”), from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprise. These experiences qualify him to serve on the Board and on the Executive Committee.

W. Scott Davis	Director Since 2007

W. Scott Davis, age 48, has been a Partner and Senior Managing Director of Rock Financial Partners, LLC since April 2009. From August 2006 to April 2009, he served as the President and sole owner of WS Davis, Inc., the company through which he performs his consulting work. From 1987 to 2006, Mr. Davis worked for Stephens Inc., an investment banking firm, including serving as an Executive Vice President of Stephens Inc. from 2002 to 2006. Mr. Davis has served as a director of PTSI since August 2007. He has extensive experience in the investment banking industry. He serves on the Compensation and Stock Option Committee, and that service has enhanced his knowledge of public company executive compensation matters. These experiences qualify him to continue his service on the Board and on the Compensation and Stock Option Committee.

Manuel J. Moroun	Director Since 2002

Manuel J. Moroun, age 83, is a principal shareholder and has served as Chief Executive Officer of CenTra, Inc., a holding company based in Warren, Michigan, since 1970. Mr. Moroun has been a principal shareholder and officer of CenTra, Inc. and its predecessor companies since 1954. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served as a director of Universal Truckload Services, Inc. (NASDAQ: UACL) since 2004. He is the father of Matthew T. Moroun, a director of PTSI who has been nominated for re-election at the Annual Meeting. He has more than fifty years experience in the transportation industry. With over fifty years experience in transportation focused business strategy, Mr. Moroun offers an important perspective and valuable insight to our corporate business strategy. This extensive experience qualifies him for service on the Board.

Matthew T. Moroun	Director Since 1992

Matthew T. Moroun, age 38, has served as the Chairman of our Board of Directors since 2007 and is a member of our Executive Committee. Mr. Moroun is a principal shareholder and has served as Vice Chairman and as a director of CenTra, Inc., a holding company based in Warren, Michigan, since 1993. Mr. Moroun is the principal shareholder and has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries, since 1996. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served on the Board of Universal Truckload Services, Inc. (NASDAQ: UACL) since 2004. He is the son of Manuel J. Moroun, a director of PTSI who has been nominated for re-election at the Annual Meeting. He has extensive experience in the fields of transportation and insurance. Mr. Moroun’s vast leadership experience at both public and private companies provide him with a unique background to understanding our industry and to provide us strategic oversight while serving as a member and as the Chairman of our Board of Directors

Daniel C. Sullivan	Director Since 1986

Daniel C. Sullivan, age 70, has been a practicing attorney, specializing in transportation law for more than 40 years. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks & Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972. Mr. Sullivan has served as a director of PTSI since June 1986. Mr. Sullivan has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004. He has extensive knowledge in the field of transportation law. His long history on the Board makes him qualified to understand PTSI’s customer base, industry structure, growth strategy and corporate governance. He serves on the Compensation and Stock Option Committee, and that service has enhanced his knowledge of public company executive compensation matters. These experiences qualify him for service on PTSI’s Board and on the Compensation and Stock Option Committee.

Charles F. Wilkins	Director Since 1995

Charles F. Wilkins, age 72, retired in January 1995 after 34 years of employment with Ford Motor Company, and from January 1995 to January 2005 was self-employed as a logistics consultant. He served in various positions with Ford Motor Company in transportation management, including three years of service as Traffic Manager in Europe. Mr. Wilkins retired from the position of Director, Transportation and Traffic Office, in which he had served since 1990. Mr. Wilkins has been a member of the National Motor Carrier Advisory Committee of the Federal Highway Administration and was previously active in the National Industrial Transportation League as Chairman of the Audit Committee and Third Vice Chairman. Mr. Wilkins has served as a director of PTSI since June 1995. He currently serves on the Audit Committee. He has extensive experience in and knowledge of the transportation industry. His experiences qualify him for service on PTSI’s Board and on the Audit and Compensation Committees.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the eight director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Stockholders Vote

FOR

Each of the Nominees Named Above

CORPORATE GOVERNANCE

Director Independence

Applicable NASDAQ listing standards require that a majority of our Board of Directors be independent. Recently, our Board of Directors reviewed the independence of directors and determined that four of our directors, Messrs. Conner, Davis, Sullivan and Wilkins meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Because more than fifty percent (50%) of the voting power of our company is controlled by Matthew Moroun and a trust of which Mr. Matthew Moroun and Mr. Hal Briand are co-trustees, we have elected to be treated as a “controlled company” in accordance with Rule 5615(c) of the NASDAQ Listing Rules. Accordingly, we are not subject to the Nasdaq Global Select Market rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; and (iii) a nominating committee composed solely of independent directors.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Mr. Matthew T. Moroun is the Chairman of the Board and Mr. Daniel H. Cushman is the CEO and President. This separation of Chairman and CEO allows for greater oversight of PTSI by the Board. The Board is actively involved in oversight of risks that could affect PTSI. This oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within PTSI.

Board Meetings

During 2010, our Board of Directors held five meetings. Mr. Manuel Moroun attended fewer than 75% of the total number of meetings of our Board. All other directors attended more than 75% of the meetings of our Board including committees on which they then served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Executive Committee. The membership of these committees, as of April 15, 2011, was as follows:

Audit Committee	Compensation and Stock Option Committee	Executive Committee
Frank L. Conner	Frank L. Conner	Daniel H. Cushman
Christopher L. Ellis*	W. Scott Davis*	Matthew T. Moroun
Charles F. Wilkins	Daniel C. Sullivan
____________
* Committee chairman

Each of the members of the Audit Committee and the Compensation Committee is an independent director as defined by applicable NASDAQ listing standards. Each of these two committees has a charter that has been approved by our Board of Directors and is available on our website, at www.pamtransport.com under the caption of “Investors”.

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has three members and met four times in 2010. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Mr. Conner and Mr. Ellis, who are members of the Audit Committee, are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). Mr. Conner and Mr. Ellis are independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation and Stock Option Committee. The Compensation Committee has three members and met one time in 2010. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee's responsibilities and authority include:

•	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

•	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

•	evaluating the performance of our CEO;

•	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for our CEO and each of our other executive officers;

•	reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans;

•	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

•	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

If a member of a committee of our Board of Directors is absent from a meeting, our bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation Committee could use this authority, it has no plans to do so. The Compensation Committee has the authority to retain compensation consultants but does not currently use compensation consultants. Compensation for directors is determined by our Board.

Executive Committee. The Executive Committee exercises the authority of our Board of Directors in accordance with our bylaws between regular meetings of our Board. The Executive Committee did not meet during 2010.

Director Nominating Process. Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the initial consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. After these independent directors discuss and evaluate potential nominees, they recommend director nominees to the full Board of Directors for selection. Notwithstanding the foregoing, so long as the Company continues to be a controlled company (within the meaning of NASDAQ Rule 5615(c)), the Board of Directors may be guided by the recommendations of the Company’s majority stockholder in its nominating process.

Our Board will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Lance K. Stewart, at Post Office Box 188, Tontitown, Arkansas 72770. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board of Directors. Generally, candidates have been known to one or more of our Board members. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate's independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our stockholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a stockholder.

Communications with Directors and Attendance at the Annual Meetings

Stockholders may communicate directly with our Board of Directors as a group by writing to our Board of Directors, care of the Secretary of PTSI, Post Office Box 188, Tontitown, Arkansas 72770. Our Secretary will review all of the correspondence and regularly forward to our Board of Directors a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deals with the functions of our Board of Directors or any of its committees or that our Secretary otherwise determines requires the attention of our Board of Directors. Directors may at any time review a log of all of the correspondence that is addressed to our Board, and request copies of any and all of the correspondence.

Our Board of Directors has a policy of encouraging our directors to attend the annual meetings of the stockholders. In 2010, seven of our directors attended the annual meeting.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our CEO and our chief financial and accounting officer. We have posted a copy of our Code of Ethics on our website at www.pamtransport.com under the caption “Investors”. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Conner, Davis and Sullivan served as members of the Compensation and Stock Option Committee for all of the year. No member of the Compensation and Stock Option Committee is, or was during or prior to 2010, an officer or employee of PTSI or any of its subsidiaries. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our Compensation Committee.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee's primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements and internal control over financial reporting; and

•	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor's appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with PTSI's independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees). The Audit Committee and Grant Thornton also reviewed management's assessment, which was included in management's report on internal control over financial reporting and Grant Thornton's opinion on the effectiveness of the company's internal control over financial reporting as of December 31, 2010.

The Audit Committee has discussed with Grant Thornton that firm's independence from management and us, and has received from Grant Thornton the written disclosures and letter required by the Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining Grant Thornton's independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, with both management and our independent registered public accounting firm. The Audit Committee's review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Audit Committee Members

Christopher L. Ellis, Chairman
Frank L. Conner
Charles F. Wilkins

COMPENSATION COMMITTEE REPORT

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Stock Option Committee Members

W. Scott Davis, Chairman
Frank L. Conner
Daniel C. Sullivan

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our primary goal for the compensation of our executive officers is to create long-term value for our stockholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our stockholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with us.

Executive Officers of PTSI

Our executive officers are Daniel H. Cushman, Larry J. Goddard and Lance K. Stewart.

Name	Age	Position	Years of Service
Daniel H. Cushman	56	President and Chief Executive Officer	2
Larry J. Goddard	52	Executive Vice President	23
Lance K. Stewart	42	Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	22
___________________________

Daniel H. Cushman. Mr. Cushman, age 56, has served as President and CEO since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”), from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprises.

Larry J. Goddard. Mr. Goddard, age 52, has served as Executive Vice President since July, 2010. From 1991 until July, 2010, Mr. Goddard served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer. Before 1991, Mr. Goddard served in various capacities with the Company and has been with the Company for the past 23 years.

Lance K. Stewart. Mr. Stewart, age 42, has served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer since July, 2010. From 2002 until July, 2010, Mr. Stewart served as Vice President of Accounting and Controller of the Company. Before 2002, he served in various capacities with the Company and has been with the Company for the past 22 years.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and stock options. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Stock options are intended to align the interests of our executive officers with those of our stockholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of options includes achieving specified financial results, stock options also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Compensation for our executive officers is primarily based upon the judgment of the Compensation Committee of our Board of Directors. The committee considers competitive market compensation paid by other companies, including truckload dry van carriers and other trucking companies, but it does not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation.

In determining compensation for our executive officers, the committee reviews and evaluates many factors, including:

•	PTSI's performance and growth;

•	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

•	leadership qualities;

•	ability to achieve strategic objectives;

•	scope and performance of business responsibilities;

•	management experience and effectiveness;

•	individual performance and performance as a management team;

•	current compensation arrangements; and

•	long-term potential to maintain and enhance value for our stockholders.

The committee generally does not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. The committee strives to achieve an appropriate mix between annual base salary, cash incentive compensation and stock options to meet our objectives.

The committee receives regular updates on our business results from management and reviews the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The committee also regularly reviews information, including reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably–sized companies in our industry to assess our comparative performance and organizational structure. The committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The committee takes the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our stockholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business or our stockholders.

Based on these reports, the committee regularly evaluates both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize stockholder returns while providing enhanced retention value for key executives.

Employment Agreements Include Annual Base Compensation

We periodically enter into multi-year employment agreements with certain of our executive officers. On June 29, 2009, we entered into an employment agreement with our CEO and President, Mr. Cushman. On June 1, 2006, we entered into a 48 month employment agreement with Mr. Goddard with the option to extend the agreement for an additional 12 months following the 48 month anniversary date. We generally believe that it is beneficial to enter into employment agreements because they set forth the terms under which the executive officers are employed, include annual base salary and severance arrangements, and generally provide us with a certain level of protection from competition by our executive officers following termination of their employment with us. The employment agreements also typically require our executive officers to provide us with advance notice if they wish to resign. The annual base compensation for our executive officers set forth in the employment agreements was determined by the Compensation and Stock Option Committee and recommended to, and approved by, our Board of Directors.

Cash Incentive Compensation

During March 2011, after reviewing the Company’s and the individual’s performance for 2010, the Compensation Committee paid a discretionary bonus to each of our executive officers in the following amounts:  (1) Daniel H. Cushman received $60,000, (2) Larry J. Goddard received $15,000, and (3) Lance K. Stewart received $25,000.

As of March 31, 2011, the Compensation Committee had not established a cash incentive compensation plan for our executive officers for 2011 but  intends to give the matter further consideration at a later date.

Stock Options

In March of 2006, the Board of Directors adopted the 2006 Stock Option Plan. The plan provides for the issuance of stock options for up to 750,000 shares of our common stock, subject to adjustments. Our officers, directors, key employees and consultants are eligible to receive options under the plan. The plan was approved by our stockholders at their May 24, 2006 annual meeting. We did not issue any options to our executive officers or other employees under the plan during 2008 or 2009.

On November 30, 2010, we granted stock options to our executive officers pursuant to the Company’s 2006 Stock Option Plan. The option exercise price of $11.22 for each share was established based on the average of the high and low sales prices of the Company’s stock on the date of the grant. The options are scheduled to vest in installments. Mr. Cushman received a stock option grant of 20,000 shares and a performance-based stock option grant of 25,600 shares. Mr. Goddard received a stock option grant of 10,000 shares and a performance-based stock option grant of 8,000 shares. Mr. Stewart received a stock option grant of 7,500 shares and a performance-based stock option grant of 6,400 shares. The stock option grants vest on a schedule of 20% per year beginning on the first anniversary of the grant date. The performance-based stock option grants are earned according to the performance criteria table which follows and are based upon the Company’s 2011 quarterly and annual operating ratios. Any earned performance-based options vest on a schedule of 20% per year beginning on the first anniversary of the earnings press release reporting the respective period’s result for 2011.

2011 PERFORMANCE CRITERIA TABLE
		Number of Options Earned Each Period at Specified Operating Ratio
Name	Operating Ratio (1)	1st Qtr 2011	2nd Qtr 2011	3rd Qtr 2011	4th Qtr 2011	Year 2011	Total

Daniel H. Cushman	97% to 99%	2,000	2,000	2,000	2,000	8,000	16,000
	95% to 96.9%	2,700	2,700	2,700	2,700	10,800	21,600
	Below 95%	3,200	3,200	3,200	3,200	12,800	25,600

Larry J. Goddard	97% to 99%	521	521	521	521	2,083	4,167
	95% to 96.9%	688	688	688	688	2,750	5,502
	Below 95%	1,000	1,000	1,000	1,000	4,000	8,000

Lance K. Stewart	97% to 99%	417	417	417	417	1,667	3,335
	95% to 96.9%	550	550	550	550	2,200	4,400
	Below 95%	800	800	800	800	3,200	6,400

(1) Total operating expenses, net of fuel surcharge as a percentage of operating revenues, before fuel surcharge.

Other Compensation

We sponsor a retirement savings plan for all of our eligible employees, including our executive officers. The plan qualifies under section 401(k) of the Internal Revenue Code, as amended. This plan allows eligible employees to make tax deductible contributions to the plan. We make employer matching contributions to the plan for each eligible employee. The matching contributions are 50% of each participating employee's voluntary contribution up to 3% of the participant's compensation. These matching contributions vest at the rate of 20% each year until fully vested after five years.

We offer health, vision and dental insurance to our executive officers and pay the insurance premiums for Mr. Goddard. While we make similar insurance available to other employees, we do not pay their insurance premiums.

We allow each of our executive officers to use a company owned automobile. With the exception of this perquisite, our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds and helps to control expenses.

Post-Employment Compensation

We do not provide a defined benefit pension plan or post retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of PTSI.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company's chief executive officer or certain of the company's other most highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual's or the company's performance meets pre-established objective goals based on performance criteria approved by the stockholders). We periodically review the potential consequences of Section 162(m) and may structure some or all of the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m). None of the compensation paid to our executive officers for 2010 was structured to be “qualifying performance-based” compensation. For 2010, we were not precluded by Section 162(m) from deducting any compensation that we paid to any of our executive officers.

Share Ownership Guidelines

We do not have stock ownership requirements for our executive officers. However, each of our executive officers owns options to acquire shares of our common stock.

Overview of the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation and Stock Option Committee, with significant input from our Chairman of the Board and other directors. Annual base salary is generally determined for a multi-year period at the time that employment agreements are negotiated with our executive officers, if applicable. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation, and the committee retains considerable flexibility in deciding when to address these matters. In making its compensation decisions, the committee will usually seek input from our CEO and President regarding elements of his compensation, and that of the other executive officers. However, the committee makes the final decision on executive officer compensation, or recommends compensation of our executive officers to our Board of Directors for approval. The committee is authorized to utilize compensation consultants, but does not presently confer with compensation consultants regarding executive compensation.

Summary Compensation Table

The following table provides information regarding the compensation earned by the executive officers for the three years ended December 31, 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Daniel H. Cushman President and Chief Executive Officer	2010	412,500	50,000	152,160	-	28,152	642,812
	2009	190,769	55,000	-	-	13,965	259,734
	2008	-	-	-	-	-	-

Larry J. Goddard Executive Vice President	2010	265,894	30,000	70,006	-	5,390	371,290
	2009	245,210	-	-	-	5,390	250,600
	2008	245,635	-	-	-	5,390	251,025

Lance K. Stewart Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	2010	147,949	15,000	52,838	-	1,908	217,695

(1)
Amounts shown for 2010 represent a discretionary bonus paid to each executive officer. During 2009, Mr. Cushman was paid $55,000 as a hiring bonus when he agreed to serve as President and Chief Executive Officer. This bonus was intended to cover expenses associated with the sale of his home in Nebraska, as well as, relocation costs related to his move to Northwest Arkansas. In the event that Mr. Cushman terminates his employment prior to June 28, 2012, he will be required to repay the entire amount.

(2)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 12 “Share-Based Compensation” to our 2010 consolidated financial statements included in Item 8 "Financial Statements and Supplementary Data" of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2010. Amounts shown for 2010 include performance-based options valued at $25,360, $6,606, and $5,288, respectively, for Messrs. Cushman, Goddard, and Stewart, as determined based on the probable outcome of the performance conditions. The maximum value of these performance-based options, assuming the highest level of performance, for Messrs. Cushman, Goddard, and Stewart, would be $162,304, $50,720, and $40,576, respectively.

(3)
During 2010, other compensation for Mr. Cushman consisted of a monthly reimbursement of living expenses in the amount of $1,800 for the months of January through December, totaling $21,600. The remaining $6,552 represents the value assigned to the use of a company owned vehicle. During 2010, other compensation for Mr. Goddard represents amounts paid as employer matching contributions under our section 401(k) qualified retirement savings plan and for health, vision and dental insurance premiums paid by the Company on his behalf. During 2010, other compensation for Mr. Stewart represents amounts paid as employer matching contributions under our section 401(k) qualified retirement savings plan.

Employment Agreements

The initial term of the employment agreement with Mr. Cushman began on July 13, 2009. Mr. Cushman currently earns an annual salary of $425,000. In addition, at the beginning of his employment, he received a bonus of $55,000 to be used at his discretion toward expenses for his relocation to Tontitown, Arkansas, and the sale of his home in Nebraska. In the event that Mr. Cushman terminates his employment prior to June 28, 2012, he will be obligated to repay the bonus. PTSI had also agreed to reimburse Mr. Cushman for up to $1,800 per month for up to eighteen months for temporary living expenses.

The initial term of our employment agreement with Mr. Goddard was from June 1, 2006, through June 1, 2010. We exercised our option to extend this agreement for one additional year through June 1, 2011. The agreement extension provided Mr. Goddard with an annual base salary of $280,000.

The Company currently does not have a written employment agreement with Mr. Stewart. Mr. Stewart currently earns an annual salary of $170,000.

Our executive officers may also participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation and Stock Option Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business. Additional information regarding the employment agreements, including compensation payable to the executive officers on termination of employment and their non-compete, non-solicitation and confidentiality obligations, is included below under the heading “Potential Payments Upon Termination or Change in Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers' total compensation. As indicated in the Summary Compensation Table, the proportion for 2010 that salary and bonus were of total compensation ranged from 72% to 81% for our executive officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2010. The option awards identified in the table below are also reported in the Outstanding Equity Awards at 2010 Fiscal Year-End table that follows.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#) (1)

Daniel H. Cushman	11/30/10	-	-	-	-	-	-	-	20,000	11.22	126,800
	11/30/10	-	-	-	-	-	25,600	-	-	11.22	25,360

Larry J. Goddard	11/30/10	-	-	-	-	-	-	-	10,000	11.22	63,400
	11/30/10	-	-	-	-	-	8,000	-	-	11.22	6,606

Lance K. Stewart	11/30/10	-	-	-	-	-	-	-	7,500	11.22	47,550
	11/30/10	-	-	-	-	-	6,400	-	-	11.22	5,288

(1)	Amounts shown represent the maximum number of options that will be awarded assuming all performance conditions will be satisfied.

(2)
Amounts shown represent stock options that were granted as part of the Company’s regular performance review process and vest based on the executive continuing to provide services through the applicable vesting dates.

(3)	The exercise price is determined based on the average of the high and the low selling prices on the date of the grant.

(4)
The value of a stock award or stock option award is based on the fair market value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The option exercise price has not been deducted from the amounts indicated. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our Common Stock at such date in the future that the option is actually exercised.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information as of December 31, 2010, regarding equity awards, including unexercised stock options, for each of the executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel H. Cushman	-	20,000	-	11.22	11/30/20	-	-	-	-
	-	-	25,600	11.22	11/30/20	-	-	-	-

Larry J. Goddard	-	10,000	-	11.22	11/30/20	-	-	-	-
	-	-	8,000	11.22	11/30/20	-	-	-	-
	54,000 (3)	-	-	23.22	08/27/12

Lance K. Stewart	-	7,500	-	11.22	11/30/20	-	-	-	-
	-	-	6,400	11.22	11/30/20	-	-	-	-

(1)	Options granted on 11/30/2010 and vest at a rate of 20% annually as determined by the grant date.

(2)
Options granted on 11/30/2010 and are earned on a quarterly and annual basis if certain performance conditions are achieved during 2011. Initial performance measurements will begin following the end of the first quarter 2011. All earned options will vest at a rate of 20% annually from the date the option was earned.

(3)	Options granted on 8/28/2002 of which 18,000 options vested immediately, 12,000 options vested on each of the dates of March 15, 2003, March 15, 2006 and March 15, 2007.

Potential Payments Upon Termination or Change In Control

The employment agreements that we have entered into with certain of our executive officers provide for payments that may be made to these executive officers following termination of their employment. These payments are discussed below and quantified in the table that follows. We do not have any agreements or plans that provide for payments to any of our executive officers based on the occurrence of a change in control of PTSI.

No Payments If There Is a Termination for Just Cause

In the event that one of our executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our executive officers, we would pay the executive officer the base salary through the date of death.

Payments Upon Disability

In the event that an executive officer becomes disabled and is unable to perform their duties, we may terminate their employment. If Mr. Goddard’s employment is terminated due to disability, then he is entitled to receive his base salary and benefits for 12 months following the termination of his employment. Mr. Cushman is entitled to receive his base salary and benefits for 6 months following the termination of his employment due to disability.

Payments Upon Termination Based on Our Best Interest

In the event that an executive officer is terminated by our Board of Directors upon a determination that such action would serve the Company’s best interest, Mr. Goddard is entitled to receive his base salary and benefits for a period of 12 months following the termination of employment. Mr. Cushman is entitled to receive his base salary and benefits for a period of 6 months following the termination of his employment, unless the Board of Directors elects to extend his Covenant Not to Compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months.

Payments Upon Resignation, Including Retirement

Each of our executive officers has the right to resign by providing three months written notice to us. In the event that an executive officer resigns and gives us the required three months notice, we may terminate his employment before the end of the three month notice period. In such event, the executive officer is entitled to receive his base salary and benefits through the end of the three month period.

Obligations of Executive Officers

Under their employment agreements, Messrs. Cushman and Goddard each have agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, for one year after the executive officer’s employment with us terminates. However, Mr. Cushman has an additional condition that in the event he is terminated because such termination is in the best interest of the Company, the duration of his covenant not to compete is for six months, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. The executive officers have also agreed that they will not at any time encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If any of the executive officers were to hire from us one of our employees, they have agreed to pay us 30% of the employee's first year's gross compensation. Under the employment agreements, the executive officers have also agreed to maintain the confidentiality of our proprietary information.

Stock Options

Mr. Goddard holds an option to acquire shares of our common stock that was granted on August 28, 2002, under our 1995 Stock Option Plan. In general, stock options granted under the 1995 Stock Option Plan that are vested at the time employment terminates may be exercised by the executive officer within three months after his termination of employment. However, if his employment terminates due to death or disability, his vested stock options may be exercised within one year after the date of termination, but not later than the expiration date of the option.

Messrs. Cushman, Goddard and Stewart hold options to acquire shares of our common stock that was granted on November 30, 2010, under our 2006 Stock Option Plan. In general, stock options granted under the 2006 Stock Option Plan that are vested may be exercised within three months after termination of employment without cause. However, if employment terminates due to death or disability, earned shares and vested shares may be exercised within one year after the date of termination, but not later than the expiration date of the option.

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Table of Payments Upon Termination of Employment

The following table provides information regarding amounts payable to the executive officers in connection with a termination of their employment, including amounts payable under their employment agreements. The amounts shown assume that termination of employment was effective as of December 31, 2010, the last business day of our 2010 fiscal year, and include estimates of the amounts that would be paid. Amounts payable under these provisions would be paid in equal installments pursuant to the Company’s regularly scheduled payrolls. The actual amounts would only be determined upon an officer's termination of employment.

	Daniel H. Cushman
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)	Retirement ($)
Base Salary	-	-	212,500	425,000	106,250	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation	-	-	-	-	-	-

Total:	-	-	212,500	425,000	106,250	-

	Larry J. Goddard
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	-	-	280,000	280,000	70,000	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation	-	-	2,400	2,400	600	-

Total:	-	-	282,400	282,400	70,600	-

	Lance K. Stewart
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	-	-	-	-	-	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation	-	-	-	-	-	-

Total:	-	-	-	-	-	-

(1)
Mr. Cushman is entitled to receive his base salary and benefits for a period of six months following termination in the best interest of the Company, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. This calculation assumes that the Board of Directors would elect to extend Mr. Cushman's covenant not to compete for one year. If this option is not exercised the amount owed to Mr. Cushman for termination in the best interest of the Company would be $212,500.

Director Compensation for 2010

The following table provides information about the compensation of our directors for the year ended December 31, 2010.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Frederick P. Calderone	17,800	-	14,751	-	-	-	32,551
Frank L. Conner	24,400	-	14,751	-	-	-	39,151
W. Scott Davis	18,400	-	14,751	-	-	-	33,151
Christopher L. Ellis	26,600	-	14,751	-	-	-	41,351
Manuel J. Moroun	12,400	-	14,751	-	-	100,000	127,151
Matthew T. Moroun	106,000	-	14,751	-	-	-	120,751
Daniel C. Sullivan	19,600	-	14,751	-	-	-	34,351
Charles F. Wilkins	22,600	-	14,751	-	-	-	37,351

(1)
Our CEO and President, Mr. Cushman, who is also a director, has been omitted from this table because he receives no additional compensation for serving on our Board of Directors. Mr. Cushman’s compensation is included in the Summary Compensation Table.

(2)
The amounts shown represent the compensation expense that we recognized in 2010 for option awards for our non-employee directors, determined in accordance with FASB ASC Topic 718. Information regarding assumptions made for purposes of determining these amounts is in Note 12 “Share-Based Compensation” to our 2010 consolidated financial statements included in Item 8 "Financial Statements and Supplementary Data" of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2010. On March 2, 2010, each of our non-employee directors was awarded an option for 2,000 shares of our common stock under our 2006 Stock Option Plan. The grant date fair value of each of these options, determined in accordance with FASB ASC Topic 718 was $7.38 per share. As of December 31, 2010, our non-employee directors held the following option awards to acquire our common stock: Messrs. Manuel Moroun, Matthew Moroun, Ellis and Sullivan, options for 10,000 shares; Mr. Calderone, options for 9,000 shares; Messrs. Conner and Wilkins, options for 8,000 shares; and Mr. Davis, options for 6,000 shares.

(3)
Amounts paid to Mr. Manuel Moroun for 2010 represented payments under his Consulting Agreement with PTSI. The Consulting Agreement was entered into on December 6, 2007, has an initial term of one year, and automatically renews for four additional one-year periods, unless earlier terminated due to death, disability or by mutual agreement. Pursuant to the agreement, Mr. Manuel Moroun provides us with consultation and advice as to the management and operation of PTSI, and such other consulting activities as we may reasonably request and as are reasonably acceptable to him. For the services that Mr. Manuel Moroun renders pursuant to the agreement, we pay him a consulting fee of $100,000 per year, in quarterly installments.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2010, we paid our non-employee directors an annual retainer of $10,000, and a fee of $1,800 for each meeting of the Board or its committees that they attended in person, and $600 for each meeting that they attended by telephone. The Chairman of the Board, which is a non-officer position, is paid an annual retainer of $100,000; and the Chairman of the Audit Committee is paid an additional annual retainer of $4,000. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation. Our directors are currently paid the same amounts for retainer and meeting fees as they were paid in 2010.

Our 2006 Stock Option Plan provides for an annual grant of a stock option to each of our non-employee directors through 2016. Each option entitles the director to purchase 2,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Each option is exercisable from its date of grant through the fifth anniversary of that date, unless terminated earlier in accordance with the plan. The exercise prices for the options granted to our non-employee directors in 2008, 2009, and 2010 were $14.98, $3.84, and $14.32 per share respectively.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 31, 2011, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and named executive officers as a group.

Name or Group of Beneficial Owner	Shares Owned	Shares Held in Trust	Options Exercisable Within 60 Days	Shares Beneficially Owned (1)	Percent of Class (2)
5% Stockholders:
Dimensional Fund Advisors LP (3)	641,154	-	-	641,154	6.87%
Franklin Resources, Inc. (4)	500,401	-	-	500,401	5.36%
Directors and Named Executive Officers:
Frederick P. Calderone	-	-	11,000	11,000	*
Frank L. Conner	4,375	-	10,000	14,375	*
Daniel H. Cushman	2,000	-	-	2,000	*
W. Scott Davis (5)	20,000	2,500	8,000	30,500	*
Christopher L. Ellis	-	-	10,000	10,000	*
Larry J. Goddard	22,213	-	54,000	76,213	*
Matthew T. Moroun (6)	4,715,373	-	12,000	4,727,373	50.60%
Manuel J. Moroun (7)	-	-	12,000	12,000	*
Lance K. Stewart	-	-	-	-	*
Daniel C. Sullivan	21,000	-	12,000	33,000	*
Charles F. Wilkins	-	-	10,000	10,000	*
Directors and named executive officers as a group	4,784,961	2,500	139,000	4,926,461	52.02%

Total Outstanding Shares as of March 31, 2011					9,330,577

*	Denotes less than one percent.

(1)
The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 31, 2011, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to stock options granted under our stock option plans that are currently exercisable or become exercisable within 60 days of March 31, 2011.

(2)
The percentages shown are based on the 9,330,577 shares of our common stock outstanding as of March 31, 2011, plus the number of shares that the named person or group has the right to acquire within 60 days of March 31, 2011. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 31, 2011 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group

(3)
Based upon a Schedule 13G amendment filed by Dimensional Fund Advisors LP, a Delaware Limited Partnership, dated February 11, 2011, which indicates that as of December 31, 2010, Dimensional Fund Advisors LP had the sole power to vote and dispose of 641,154 shares as an investment advisor or manager to investment companies, trusts and separate accounts that own the 641,154 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. We make no representation as to the accuracy or completeness of the information reported.

(4)
Based upon a Schedule 13G amendment, dated January 27, 2011, filed by Franklin Resources, Inc., a Delaware Corporation, and related parties, which indicates that as of December 31, 2010, they had shared power to dispose of 500,401 share. The Schedule 13G amendment was filed by Franklin Resources, Inc., which provides investment management services. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403. We make no representation as to the accuracy or completeness of the information reported.

(5)	Includes 2,500 shares held in trusts for Mr. Davis' children, for which Mr. Davis serves as trustee.

(6)
Includes 1,623,373 shares owned directly, 12,000 options available for exercise, and 3,092,000 shares held in a trust of which Mr. Matthew Moroun is a co-trustee and a beneficiary (the “Moroun Trust”). Mr. Hal M. Briand is co-trustee with Mr. Matthew Moroun of the Moroun Trust and may therefore also be deemed to beneficially own the shares held by the Moroun Trust. The business address of each of Messrs. Moroun and Briand is 12225 Stephens Road, Warren, Michigan 48091.

(7)	Does not include the 4,727,373 shares shown in the table as being beneficially owned by Mr. Manuel Moroun's son, Mr. Matthew Moroun.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2010 were timely filed, except as follows:  on November 30, 2010, Daniel H. Cushman received a grant of stock options for 20,000 shares of common stock, but failed to timely file a Form 4 relating to the grant; on November 30, 2010, Larry J. Goddard received a grant of stock options for 10,000 shares of common stock, but failed to timely file a Form 4 relating to the grant; on November 30, 2010, Lance K. Stewart received a grant of stock options for 7,500 shares of common stock, but failed to timely file a Form 4 related to the grant; on July 16, 2010 Mr. Stewart was named Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company, but failed to timely file a Form 3; and on March 25, 2010, Frederick P. Calderone sold 1,000 shares of PTSI’s stock, but failed to timely file a Form 4 relating to the sale. Also, our 2006 Stock Option Plan provides for an annual grant of stock options for 2,000 shares of common stock to non-employee directors at an exercise price equal to fair market value. The annual grant date is March 2. The following non-employee directors did not recognize the annual grant on March 2, 2010, and filed their Form 4 late:  Mr. Calderone, Frank L. Conner, Scott W. Davis, Christopher L. Ellis, Manuel J. Moroun, Matthew T. Moroun, Daniel C. Sullivan, and Charles F. Wilkins.

____________________________________________________

PROPOSAL TWO
____________________________________________________

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2011 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding basis, the compensation of our executive officers as disclosed in the proxy statement in accordance with the SEC’s rules. Accordingly, we are providing a vote on the resolution set forth below as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

As discussed in our Compensation Discussion and Analysis report found in this Proxy, our executive compensation programs for our executive officers are designed to retain talented executives, motivate them to achieve superior results and align the interests of our officers with those of our stockholders.

Compensation for our executive officers is primarily based upon the judgment of the Compensation Committee of our Board of Directors. The committee considers competitive market compensation paid by other companies, including truckload dry van carriers and other trucking companies, but it does not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation.

In determining compensation for our executive officers, the committee reviews and evaluates many factors, including:

•	PTSI's performance and growth;

•	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

•	leadership qualities;

•	ability to achieve strategic objectives;

•	scope and performance of business responsibilities;

•	management experience and effectiveness;

•	individual performance, and performance as a management team;

•	current compensation arrangements; and

•	long-term potential to maintain and enhance value for our stockholders.

We believe that the Company’s executive compensation programs have provided an effective incentive, which has led to the achievement of our positive results. We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly referred to as a “say on pay” proposal, gives you as a stockholder the opportunity to express your views of our fiscal year 2010 executive compensation policies and procedures. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the policies and procedures described in the proxy statement. Therefore, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of P.A.M. Transportation Services, Inc. approve, on an advisory basis, the compensation of the executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders.”

Although this is an advisory vote which will not be binding on the Compensation and Stock Option Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider stockholders’ concerns and take them into account when designing future executive compensation programs. The Board therefore recommends that you indicate your support of the Company’s executive compensation in fiscal year 2010, as outlined in the above resolution.

Your Board of Directors Recommends that Stockholders Vote

FOR

the Non-binding Advisory Resolution
Approving the Company’s Executive Compensation

____________________________________________________

PROPOSAL THREE
____________________________________________________

ADVISORY VOTE ON FREQUENCY
OF VOTE ON EXECUTIVE COMPENSATION

In addition to the non-binding advisory vote on executive compensation, the Dodd-Frank Act also enables our stockholders to express their preference for having a say on pay vote every one, two, or three years. This non-binding “frequency” vote is required at least once every six years beginning with our 2011 Annual Meeting. It is the Company’s belief, and the Board’s recommendation, that this vote should occur every three years.

The Company’s executive compensation practices are well established, having been in place for several years. The Board believes that providing the Company’s stockholders with an Advisory Vote on Executive Compensation every three years is consistent with the Compensation and Stock Option Committee’s long-term approach to evaluating executive compensation policies and procedures. In contrast, focusing on executive compensation over an annual or bi-annual period would focus on short-term results rather than long-term value creation, which is inconsistent with the Company’s compensation philosophy, and would be detrimental to the Company, its employees and its financial results.

For the above reasons, the Board recommends that the stockholders vote to hold an Advisory Vote on Executive Compensation every three years. Each stockholder’s vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Three, each stockholder has four choices, vote on executive pay every year, every two years, every three years, or abstain from voting. As an advisory vote, the vote on Proposal Three is not binding upon the Board or the Company. However, the Compensation and Stock Option Committee and the Board will consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

Your Board of Directors Recommends that Stockholders Vote

FOR

the Option to Hold an Advisory Vote on
Executive Compensation Every Three Years

____________________________________________________

PROPOSAL FOUR
____________________________________________________

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of and for the fiscal year ended December 31, 2010, were audited by Grant Thornton LLP, an independent registered public accounting firm. In 2010, the Audit Committee selected Grant Thornton LLP as our principal independent auditor for the year ending December 31, 2011.

Stockholder’s ratification of the selection of Grant Thornton LLP to be our independent registered public accounting firm for fiscal year 2011 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of PTSI and our stockholders.

We are not presently expecting that representatives of Grant Thornton LLP will attend the annual meeting of stockholders.

Your Board of Directors Recommends that Stockholders Vote

FOR

the Ratification of the Appointment of Grant Thornton LLP
as PTSI’s Independent Registered Public Accounting Firm
for the 2011 Calendar Year

INDEPENDENT PUBLIC ACCOUNTANTS—
PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees for professional services of Grant Thornton for audit and other services they provided to us for 2010 and 2009.

	2010	2009
Audit Fees (1)	$195,000	$268,500
Audit-Related Fees	-	-
Tax Fees	-	$9,630
All Other Fees	-	-
Total Fees	$195,000	$278,130
_________________
(1)
Includes the aggregate fees billed for professional services rendered for 2010 and 2009 for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q.

The Audit Committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditor. The Audit Committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the Audit Committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the Audit Committee at its next meeting. In addition to there being engagement letters for audit services, the Audit Committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditor. All of the services described in the table above were pre-approved by the Audit Committee, and the authority delegated to members of the Audit Committee was not used.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us, or is in our best interest.

Mr. Matthew Moroun is Chairman of our Board of Directors, which is designated as a non-officer position, a member of the Executive Committee of our Board of Directors, and our largest stockholder. He is the controlling stockholder, Vice Chairman and a director of CenTra, Inc., a transportation holding company based in Warren, Michigan. He is also the Chairman and controlling stockholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan. Our director, Mr. Manuel Moroun, is the President and Chief Executive Officer of CenTra, and controls a trust that is the other major stockholder of CenTra. He is also a stockholder of Oakland Financial Corporation.

During 2010, certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, paid us a total of $8,698,135. These payments represent freight transportation charges of $4,946,430, maintenance services performed in our maintenance facilities of $221,522, charges paid by us to third parties on behalf of the subsidiaries and affiliates of CenTra and then charged back at the amount paid of $6,087, real estate rent and upkeep of $408,882, sales of revenue equipment of $2,980,000, and leases of revenue equipment of $135,214.

During 2010, we made payments to certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in the aggregate amount of $12,029,548. These payments are described below.

Payments of $203,098 were made for real estate leases which include office and maintenance facilities in two states, and trailer drop yards in eleven states. The leases are generally month to month leases with automatic monthly renewal provisions.

Payments in the amount of $95,308 were made to certain subsidiaries of CenTra for freight transportation charges.

Payments in the amount of $75,671 were made to a subsidiary of CenTra during 2010. These payments were for parts and labor charges incurred to repair our equipment.

We made payments to subsidiaries of Oakland Financial Corporation during 2010 in the amount of $17,441 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. The underlying agreements are made directly with the independent contractors. The full amount of these payments to the subsidiaries of Oakland Financial Corporation is recouped by us from the independent contractors.

We purchase physical damage insurance coverage on our tractors and trailers through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2010, we made payments for these policies in the amount of $2,197,760, and received $1,468,080 in payments for claims filed.

Prior to September 2009, we purchased commercial auto and general liability insurance issued through an unaffiliated insurance company. A subsidiary of Oakland Financial Corporation served as third-party administrator for this insurance. Under the commercial auto liability policy, the subsidiary adjusts the claims (which are subject to a $2,500 deductible) and remits the full amounts of the settlements to the claimants. The subsidiary invoiced us for the $2,500 deductible amount, for which we paid a total of $39,765 in 2010.

Beginning in September 2009, we secured coverage for commercial auto and general liability insurance through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2010 we made premium payments of $9,400,505 for commercial auto liability and general liability coverage under these policies.

On December 6, 2007, we entered into a Consulting Agreement with Mr. Manuel Moroun. The agreement has an initial term of one year, and automatically renews for four additional one-year periods, unless earlier terminated due to death, disability or by mutual agreement. Pursuant to the agreement, Mr. Manuel Moroun provides us with consultation and advice as to the management and operation of PTSI, and such other consulting activities as we may reasonably request and as are reasonably acceptable to him. For the services that Mr. Manuel Moroun renders pursuant to the agreement, we pay him a consulting fee of $100,000 per year, which is paid in quarterly installments.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue transactions with subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in 2011 that are similar to those described above.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our 2010 Annual Report to Stockholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, is available to stockholders who make a written request for it to our Secretary, Lance K. Stewart, at our principal executive office, Post Office Box 188, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced in it will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents.

STOCKHOLDER PROPOSALS

In order for a proposal by a stockholder to be presented at an annual meeting of our stockholders, the proposal must be included in the related proxy statement and proxy form. Any proposal to be presented at the 2012 annual meeting of stockholders must be received at our principal executive office not later than December 20, 2011, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

In connection with our annual meeting of stockholders to be held in 2012, if we do not receive notice of a matter or proposal to be considered by March 9, 2012, then the persons appointed by our Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

                               By Order of the Board of Directors

                               Daniel H. Cushman
                               President and Chief Executive Officer

April 20, 2011

P.A.M. Transportation Services, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/PTSI**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and 3 Years on Proposal 3

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Fredrick P. Calderone	☐	☐	02 - Frank L. Conner	☐	☐	03 - W. Scott Davis	☐	☐
04 - Manuel J. Moroun	☐	☐	05 - Matthew T. Moroun	☐	☐	06 - Daniel C. Sullivan	☐	☐
07 - Daniel H. Cushman	☐	☐	08 - Charles F. Wilkins	☐	☐			

Proposal	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐
4. To ratify the appointment of Grant Thornton LLP as PTSI's independent registered public accounting firm for the 2011 calendar year.	☐	☐	☐

Proposal	1 Yr	2 Yrs	3 Yrs	Abstain
3. Advisory vote on the frequency of advisory vote on executive compensation.	☐	☐	☐	☐

5. In their discretion, upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — P.A.M. Transportation Services, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Daniel H. Cushman and Lance K. Stewart, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on Thursday, May 26, 2011, and at any or all adjournments or postponements of the meeting, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.